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                                                                       Exhibit 5



November 10, 1999


Board of Directors
First Data Corporation
5660 New Northside Drive, Suite 1400
Atlanta, Georgia  30328

RE:  First Data Corporation
     Registration Statement on Form S-8

Dear Gentlemen and Lady:

As Senior Counsel of First Data Corporation, a Delaware corporation (the "Corporation"), I have participated in the preparation and the filing by the Corporation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of $30,000,000 of the Corporation's deferred compensation obligations (the "Obligations"), which are issuable under the First Data Corporation Supplemental Savings Plan 2000 (the "Plan") effective as of January 1, 2000. The Obligations were authorized for issuance, offering and sale by the Board of Directors of the Corporation by resolutions duly adopted on November 10, 1999.

I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express the opinions set forth below. Based upon and subject to the foregoing, it is my opinion that:

     The Obligations under the Plan have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Plan, will constitute valid and binding obligations of the Corporation.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Corporation's Registration Statement on Form S-8 relating to the Obligations and to the reference made to me under the heading "Legal Matters" set forth in the prospectus forming a part of said Registration Statement.

Sincerely,

/s/ Heidi J. Kesinger

Heidi J. Kesinger
Senior Counsel